Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

KINEMED, INC.

June 5, 2014

Pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, KineMed, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is KineMed, Inc. The Corporation was incorporated pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on February 2, 2001. An Amended and Restated Certificate of Incorporation of KineMed, Inc. was filed with the Secretary of State of the State of Delaware on June 21, 2013 (the “Restated Certificate”).

2. This Certificate of Amendment of the Restated Certificate (this “Amendment”) amends a provision of the Restated Certificate, and has been duly adopted by the Board of Directors of the Corporation and by written consent of the holders of the outstanding stock of the Corporation entitled to vote thereon in accordance with the provisions of Sections 228 and 242 and all other applicable provisions of the General Corporation Law of the State of Delaware.

3. This Amendment amends the Restated Certificate by inserting the following paragraph before the first paragraph of Article IV of the Restated Certificate:

“Effective upon the filing of this Amendment with the Secretary of State of the State of Delaware (the “Effective Time”), (i) each thirty (30) shares of common stock, par value $0.001 per share (the “Common Stock”), of the Corporation, issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action, be changed, reclassified and combined into one (1) share of Common Stock, (ii) each thirty (30) shares of Series AA Preferred Stock, par value $0.001 per share (the “Series AA Preferred Stock”), of the Corporation, issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action, be changed, reclassified and combined into one (1) share of Series AA Preferred Stock, (iii) each thirty (30) shares of Series BB Preferred Stock, par value $0.001 per share (the “Series BB Preferred Stock”), of the Corporation, issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action, be changed, reclassified and combined into one (1) share of Series BB Preferred Stock, and (iv) each thirty (30) shares of Series CC Preferred Stock, par value $0.001 per share (the “Series CC Preferred Stock”), of the Corporation, issued and outstanding immediately prior to the Effective Time shall, automatically and without the necessity of any further action, be changed, reclassified and combined into one (1) share of Series CC Preferred Stock (collectively, the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock, Series AA Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock shall be entitled to receive cash (without interest or deduction) in an amount equal to the product obtained by multiplying (a) the fair value (as determined by the Board of Directors) of one whole share of Common Stock, Series AA Preferred Stock, Series BB Preferred Stock or Series CC Preferred Stock, as applicable, (after the effect of Reverse Stock Split) by (b) the fraction of one share owned by the stockholder. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional shares as described above. Notwithstanding the foregoing, the par value of each of the Corporation’s outstanding Common Stock and Preferred Stock will not be adjusted in connection the Reverse Stock Split. ”

4. All other provisions of the Restated Certificate shall remain in effect.

[signature page follows]

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IN WITNESS WHEREOF, this Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 5th day of June, 2014.

/s/ David M. Fineman
David M. Fineman
Chairman and Chief Executive Officer